Press Contact: Emory Epperson
                                                  (714) 727-7958

                                   Analyst Contact:  Mariann Ohanesian
                                                     (714) 727-7728


              AST RESEARCH, INC. ANNOUNCES SAMSUNG BUY-OUT PROPOSAL


IRVINE, Calif., January 30, 1997 -- AST Research, Inc. (ASTA --NASDAQ) today announced that Samsung Electronics Co., Ltd. has proposed to commence negotiations with respect to the acquisition by Samsung Electronics of all of the outstanding shares of common stock of AST not currently owned by Samsung Electronics or its affiliates at a price of $5.10 per share.

     Samsung Electronics currently owns approximately 46 percent of the outstanding shares, and owns options which, if exercised, would result in ownership of approximately 49 percent of the outstanding AST shares. Pursuant to the terms of a Stockholder Agreement between AST and Samsung, Samsung's ability to purchase shares and engage in other transactions with AST is subject to certain restrictions.

     AST's board of directors has formed a special committee, consisting of three independent directors, to evaluate Samsung's proposal, and to consider other options that may be available to AST, after consultation with appropriate legal and financial advisors. There is no assurance that any transaction will ultimately occur.

     AST Research, Inc. develops and markets a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O.
Box 57005, Irvine, Calif.  92619-7005. Telephone (714) 727-4141 or
(800) 876-4278. Fax: (714) 727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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